AllianceBernstein Trust
Exhibit 77C

811-10221

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
the AllianceBernstein Trust (the Fund)
was held on November 5, 2010 and adjourned until December 16, 2010, and January 5, 2011.
At the November 5, 2010 Meeting, with respect to the first item of business, Proposal 1, the election of Directors, the required number of outstanding shares were voted in favor of the proposal for AllianceBernstein Global Value Fund,
AllianceBernstein International Value Fund,
AllianceBernstein Small/Mid Cap Value Fund and
AllianceBernstein Value Fund.  At the December 16, 2010
Meeting, with respect to the fifth item of business, Proposal 5, the amendment of the Funds fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal for AllianceBernstein Global Value Fund and AllianceBernstein Value Fund. With respect to the third item of business, Proposal 3, the amendment of the Declaration of Trust, the required number of outstanding shares were not voted in favor of the proposal for AllianceBernstein Global Value Fund,
AllianceBernstein International Value Fund,
AllianceBernstein Small/Mid Cap Value Fund and
AllianceBernstein Value Fund. With respect to the fifth item of business, the required number of outstanding shares were not voted in favor of the proposal for AllianceBernstein International Value Fund and
AllianceBernstein Small/Mid Cap Fund. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

Proposal 1. The election of the Trustees, each such Trustee to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

	 		Voted For 	Withheld Authority
John H. Dobkin		176028049.389	10270167.409
Michael J. Downey	176137975.533	10160241.265
William H. Foulk, Jr.	175883115.438	10415101.360
D. James Guzy		175987740.567	10310476.231
Nancy P. Jacklin	175977144.855	10321071.943
Robert M. Keith		175587707.176	10710509.622
Garry L. Moody		176173501.304	10124715.494
Marshall C. Turner	176071367.552	10226849.246
Earl D. Weiner		175916521.745	10381695.053




Proposal
3. The Amendment of the Declaration of Trust
Voted For	Voted Against	Abstained	Non-Broker Votes
135176352.111	6940978.703	10052192.198	42542441.244

5. Global Value Fund The Amendment of the Funds
fundamental policy regarding commodities
Voted For	Voted Against	Abstained	Non-Broker Votes
6854977.239	239756.071	125734.379	1682562.992

5. International Value Fund The Amendment
of the Funds fundamental policy regarding commodities
Voted For	Voted Against	Abstained	Non-Broker Votes
84050345.153	3160030.188	6985275.279	22805785.542

5. Small/Mid Cap Value Fund The Amendment of
the Funds fundamental policy regarding commodities
Voted For	Voted Against	Abstained	Non-Broker Votes
24,624,514.863	1,060,877.078	1,234,970.484	13,155,866.450

5. Value Fund The Amendment of the Funds
fundamental policy regarding commodities
Voted For	Voted Against	Abstained	Non-Broker Votes
22,108,515.047	547,470.517	1,179,035.342	4,899,247.634


ablegal -  1994627 v1